AMENDED AND RESTATED

MERIDIAN FUND, INC.

RULE 18F-3 MULTI-CLASS PLAN

I. Introduction.

Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), this Rule 18f-3 Multi-Class Plan (“Plan”) sets forth the methods for allocating fees and expenses among the Classes of shares (“Shares”) in each series (each, a “Fund” and, collectively, the “Funds”) of Meridian Fund, Inc. (the “Corporation”). Among other things, this Plan identifies expenses that may be allocated to a particular Class of Shares to the extent that they are actually incurred in a different amount by the Class or relate to a different kind or degree of services provided to the Class. In addition, this Plan sets forth, as applicable, the maximum initial sales loads, contingent deferred sales charges, maximum distribution fees, maximum shareholder servicing fees, conversion features, and exchange privileges applicable or allocated to each Class of Shares.

The Corporation is an open-end series investment company registered under the 1940 Act, the Shares of which are registered on Form N-1A under the Securities Act of 1933. The Corporation offers multiple Classes of Shares for each Fund pursuant to the provisions of Rule 18f-3 and this Plan.

Each Fund and the Classes of Shares representing interests in such Fund are set forth in Schedule A hereto. Schedule A shall be updated by officers of the Corporation from time to time as necessary to reflect the current Class of Shares and Funds offered by the Corporation.

II. Allocation of Expenses.

1. Except as otherwise set forth herein or as may from time to time be specifically approved by the directors of the Corporation (the “Directors”), all expenses of each Fund shall be allocated proportionately among the Classes of such Fund pro rata based on the relative net assets of each Class. Pursuant to Rule 18f-3, the Corporation shall allocate to each Class of Shares in a Fund any fees and expenses incurred by the Corporation in connection with the distribution or the provision of shareholder services to holders of such Class under the Funds’ distribution plan (a “Distribution Plan”) or shareholder servicing plan (a “Shareholder Servicing Plan”).

2. In addition, pursuant to Rule 18f-3, the Corporation may allocate to a particular Class of Shares the following fees and expenses, if any, but only to the extent they relate to the particular Class:

(i)	printing and postage expenses of preparing and distributing materials such as shareholder reports, prospectuses, reports and proxies to current shareholders of such Class of Shares or to regulatory agencies that relate to such Class;

(ii)	blue sky registration or qualification fees that relate to such Class of Shares;

(iii)	Securities and Exchange Commission (the “SEC”) registration fees that relate to such Class of Shares;

(iv)	expenses of administrative personnel and services (including, but not limited to, those of a portfolio accountant, custodian or dividend paying agent charged with calculating net asset values or determining or paying dividends) as required to support the shareholders of such Class of Shares;

(v)	litigation or other legal expenses that relate to such Class of Shares;

(vi)	fees of the Directors incurred as a result of issues that relate to such Class of Shares;

(vii)	independent accountants’ fees that relate to such Class of Shares; and

(viii)	any other fees and expenses that relate to such Class of Shares.

Notwithstanding the foregoing, the Corporation may not allocate advisory or custodial fees or other expenses related to the management of a Fund’s assets to a particular Class of Shares, except, as applicable, that the Corporation may cause a Class to pay a different advisory fee to the extent that any difference in amount paid is the result of the application of the same performance fee provisions in the advisory contract of the Fund to the different investment performance of each Class.

3. For all purposes under this Plan, fees and expenses “that relate to” a Class of Shares are those fees and expenses that are actually incurred in a different amount by the Class or that relate to a different kind or degree of services provided to the Class. The officers of the Corporation shall have the authority to determine, to the extent permitted by applicable law or regulation and/or SEC guidance, whether any or all of the fees and expenses described in paragraph 2 above should be allocated to a particular Class of Shares. The Treasurer, any Deputy or Assistant Treasurer or another appropriate officer of the Corporation shall periodically, or as frequently as requested by the Board of Directors of the Corporation (the “Board”), report to the Board regarding any such allocations.

4. Income, realized and unrealized capital gains and losses, and any expenses of Funds that are not allocated to a particular Class of Shares of any such Fund pursuant to this Plan shall be allocated to each Class of the Fund on the basis of the net assets of that Class in relation to the net assets of the Fund (the “Relative Net Assets Method”).

5. In certain cases, a Fund’s service provider may waive or reimburse all or a portion of the expenses of a specific Class of Shares of the Fund. The applicable service provider shall report to the Board regarding any such waivers or reimbursements, including the reasons they are consistent with the fair and equitable treatment of shareholders of all Classes of Shares of such Fund.

III. Class Arrangements.

The following summarizes the applicable maximum initial sales loads, contingent deferred sales charges, maximum distribution fees and maximum shareholder servicing fees, if any, conversion features, and exchange privileges applicable or allocated to each Class of Shares of the Funds. Additional details regarding such fees and services are set forth in the relevant Fund’s (or Funds’) current prospectus(es) and statement of additional information.

1.	Legacy Class Shares – All Funds.

A.	Maximum Initial Sales Load: Not applicable

B.	Contingent Deferred Sales Charge: None

C.	Maximum Distribution Fees: Not applicable

D.	Maximum Shareholder Servicing Fees: Not applicable

E.	Conversion Features/Exchange Privileges: Legacy Class Shares of the Funds shall have such conversion features and exchange privileges, if any, as are determined by or ratified by the Board and described in the then-current prospectus for such Shares. Legacy Class Shares of the Funds may generally be exchanged for Shares of any Class of Shares of any other Fund, subject to any exceptions described in the then-current prospectus of the Funds.

2.	Investor Class Shares – All Funds.

A.	Maximum Initial Sales Load: Not applicable

B.	Contingent Deferred Sales Charge: None

C.	Maximum Distribution Fees: None.

D.	Maximum Shareholder Servicing Fees: Not applicable.

E.	Conversion Features/Exchange Privileges: Investor Class Shares of the Funds shall have such conversion features and exchange privileges, if any, as are determined by or ratified by the Board and described in the then-current prospectus for such Shares. Investor Class Shares of the Funds may generally be exchanged for Investor Class Shares of other Funds, subject to any exceptions described in the then-current prospectus of the Funds.

3.	Institutional Class Shares – All Funds.

A.	Maximum Initial Sales Load: Not applicable

B.	Contingent Deferred Sales Charge: None

C.	Maximum Distribution Fees: Not applicable.

D.	Maximum Shareholder Servicing Fees: Not applicable.

E.	Conversion Features/Exchange Privileges: Institutional Class Shares of the Funds shall have such conversion features and exchange privileges, if any, as are determined by or ratified by the Board and described in the then-current prospectus for such Shares. Institutional Class Shares of the Funds may generally be exchanged for Institutional Class Shares of other Funds, subject to any exceptions described in the then-current prospectus of the Funds.

4.	Class A Shares – All Funds.

A.	Maximum Initial Sales Load: The Class A share class imposes a 5.75% maximum front end sales charge and employs a traditional breakpoint discount based on the amount of the initial investment.

B.	Contingent Deferred Sales Charge: A Contingent Deferred Sales Charge of 1.00% will be deducted with respect to Class A Shares purchased without an initial sales charge if such Shares are redeemed within 12 months of purchase, unless a waiver applies.

C.	Maximum Distribution Fees: Pursuant to the Distribution Plan, Class A Shares of the Funds may pay a 12b-1 fee of up to 0.25% of the average daily net assets of such Shares.

D.	Maximum Shareholder Servicing Fees: Not applicable.

E.	Conversion Features/Exchange Privileges: Class A Shares of the Funds shall have such conversion features and exchange privileges, if any, as are determined by or ratified by the Board and described in the then-current prospectus for such Shares. Class A Shares of the Funds may generally be exchanged for Class A Shares of other Funds, subject to any exceptions described in the then-current prospectus of the Funds.

5.	Class C Shares – All Funds.

A.	Maximum Initial Sales Load: None.

B.	Contingent Deferred Sales Charge: A Contingent Deferred Sales Charge of 1.00% will be deducted with respect to Class C Shares redeemed within 12 months of purchase unless a waiver applies.

C.	Maximum Distribution Fees: Pursuant to the Distribution Plan, Class C Shares of the Funds may pay a 12b-1 fee of up to 1.00% of the average daily net assets of such Shares.

D.	Maximum Shareholder Servicing Fees: Not applicable.

E.	Conversion Features/Exchange Privileges: Class C Shares of the Funds shall have such conversion features and exchange privileges, if any, as are determined by or ratified by the Board and described in the then-current prospectus for such Shares. Class C Shares of the Funds may generally be exchanged for Class C Shares of other Funds, subject to any exceptions described in the then-current prospectus of the Funds.

IV. Board Review.

The Board shall review this Plan, including the application of the Relative Net Assets Method to the Funds, as frequently as it deems necessary. Prior to any material amendment(s) to this Plan, the Board, including a majority of the Directors who are not “interested persons” (as such term is defined in the 1940 Act) of the Corporation, shall find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating Class and/or Fund expenses), is in the best interests of each Class of Shares of the Fund individually and the Fund as a whole. In considering whether to approve any proposed amendment(s) to the Plan, the Board shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment(s) to the Plan.

Adopted: August 9, 2016

Schedule A

Funds and Authorized Classes of Shares – Meridian Fund, Inc.

The Funds are authorized to issue those Classes of Shares representing interests in the Funds as indicated in the following table:

	Legacy Shares	Investor Shares	Institutional Shares	Class A Shares	Class C Shares
Meridian Equity Income Fund	X	X	X	X	X
Meridian Growth Fund	X	X	X	X	X
Meridian Contrarian Fund	X	X	X	X	X
Meridian Small Cap Growth Fund	X	X	X	X	X

Last modified: August 9, 2016

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